Exhibit 99.1

Press Release

Bio-Rad Reports Second-Quarter 2022 Financial Results

HERCULES, Calif.-- July 28, 2022 -- Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global leader in life science research and clinical diagnostic products, today announced financial results for the second quarter ended June 30, 2022.

Second-quarter 2022 net sales were $691.1 million, a decrease of 3.5 percent compared to $715.9 million reported for the second quarter of 2021. COVID-related revenue was approximately $33 million in the second quarter of 2022 versus approximately $69 million reported in the year-ago period. On a currency-neutral basis, quarterly sales increased 0.5 percent compared to the same period in 2021. Excluding COVID-related sales, revenue increased 5.7% on a currency-neutral basis.

Second-quarter gross margin was 57.3 percent compared to 56.1 percent for the second quarter of 2021.

Life Science segment net sales for the second quarter were $322.4 million, a decrease of 3.5 percent compared to the same period in 2021. On a currency-neutral basis, Life Science segment sales increased 0.5 percent compared to the same quarter in 2021. The currency-neutral sales increase was primarily due to increased sales of Process Chromatography and Protein Quantitation products.

Clinical Diagnostics segment net sales for the second quarter were $367.8 million, a decrease of 3.3 percent compared to the same period in 2021. On a currency-neutral basis, net sales were up 0.7 percent versus the same quarter last year. The currency-neutral sales increase was primarily driven by growth in the Quality Controls and the Immunohematology businesses.

Income from operations for the second quarter of 2022 was $120.2 million versus $124.8 million during the same quarter last year.

Net loss for the second quarter of 2022 was $927.2 million, or a loss of $31.12 per share, on a diluted basis, versus $914.1 million of net income, or $30.32 per share, on a diluted basis, during the same period in 2021. Net income (loss) amounts for the second quarter of 2022 and 2021 were primarily impacted by the recognition of changes in the fair market value of equity securities related to the holdings of the company’s investment in Sartorius AG.

The effective tax rate for the second quarter of 2022 was 24.2 percent, compared to 21 percent for the same period in 2021. The second-quarter 2022 effective tax rate was primarily affected by an unrealized loss in equity securities and the tax rate reported in Q2 of 2021 was primarily affected by an unrealized gain in equity securities.

“During the second quarter, we continued to see solid demand in our core Life Science and Clinical Diagnostics segments against the backdrop of the ongoing macroeconomic, geopolitical, and supply chain challenges,” said Norman Schwartz, Bio-Rad’s President, and Chief Executive Officer. “Looking to the second half of the year, while we expect the supply chain constraints to continue, we remain on track to achieve our full-year 2022 financial outlook.”

GAAP Results
	Q2 2022	Q2 2021
Revenue (millions)	$691.1	$715.9
Gross margin	57.3%	56.1%
Operating margin	17.4%	17.4%
Net income (loss) (millions)	$(927.2)	$914.1
Income (loss) per diluted share	$(31.12)	$30.32

Non-GAAP Results
	Q2 2022	Q2 2021
Revenue (millions)	$691.1	$715.9
Gross margin	57.9%	56.9%
Operating margin	18.8%	18.5%
Net income (millions)	$101.4	$106.6
Income per diluted share	$3.38	$3.54

A reconciliation between GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release. Non-GAAP adjustments include amortization of purchased intangibles; acquisition-related expenses and benefits; restructuring, impairment charges and gains and losses from change in fair market value of equity securities and loan receivable; gains and losses on equity-method investments; significant litigation charges or benefits and legal costs; and discrete income tax events and the income tax effect on these non-GAAP adjustments.

Non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS) are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Non-GAAP and Currency-Neutral Reporting.”

Non-GAAP net income for the second quarter of 2022 was $101.4 million, or $3.38 per share, on a diluted basis, compared to $106.6 million, or $3.54 per share, on a diluted basis, during the same period in 2021.

The non-GAAP effective tax rate for the second quarter of 2022 was 19 percent, compared to 21.5 percent for the same period in 2021. The lower rate in 2022 was driven by the geographical mix of earnings, as well as the benefit of a preferential tax rate related to export sales.

The following table represents a reconciliation of Bio-Rad’s reported net income (loss) and diluted income (loss) per share to non-GAAP net income and non-GAAP diluted income per share for the three and six months ended June 30, 2022, and 2021:

	Three Months Ended		Six Months Ended
(in thousands, except per share data)	June 30,		June 30,
	2022	2021	2022	2021
GAAP net income (loss)	$(927,184)	$914,114	$(4,296,797)	$1,891,528
Legal settlements	—	—	—	(536)
Amortization of purchased intangibles	6,291	6,995	12,601	13,935
Legal matters	875	8,761	2,068	13,176
Acquisition related benefits	—	(40)	—	(40)
Restructuring benefits (costs)	(43)	(7,781)	1	67,784
(Gains) losses from change in fair market value of equity securities and loan receivable	1,338,190	(1,030,691)	5,883,307	(2,210,094)
Losses on equity-method investments	1,633	1,840	2,623	3,680
Other non-recurring items	1,161	—	3,970	—
Income tax effect on non-GAAP adjustments	(319,518)	213,387	(1,357,228)	484,523
Non-GAAP net income	$101,405	$106,585	$250,545	$263,956

GAAP diluted income (loss) per share	$(31.12)	$30.32	$(143.88)	$62.70
Non-GAAP diluted income per share	$3.38	$3.54	$8.32	$8.75

On a reported basis, net sales for the first half of 2022 decreased 3.6 percent to $1,391.2 million compared to $1,442.7 million for the same period in 2021. On a currency-neutral basis, net sales decreased 0.1 percent.

Year-to-date net loss for 2022 was $4,296.8 million, or $143.8 per share on a fully diluted basis, compared to net income of $1,891.5 million, or $62.70 per share, respectively, during the same period in 2021. On a non-GAAP basis, net income for the first two quarters of 2022 was $250.5 million, or $8.32 per share, compared to $264.0 million, or $8.75 per share, during the same period in 2021.

2022 Financial Outlook

For the full-year 2022, the company now anticipates non-GAAP currency-neutral revenue growth to be at the high end of the prior 1.0 to 2.0 percent guidance, with Covid-related revenue expected to be about $93 million versus approximately $70 million previously. The company is reaffirming its non-GAAP operating margin expectation of approximately 19.0 percent. Bio-Rad’s management will discuss this outlook in greater detail during the second-quarter 2022 financial results conference call.

Share Repurchase Program

On July 28, 2022, Bio-Rad announced that its board of directors authorized increasing the amount available under the company's Share Repurchase Program to allow the company to repurchase up to an additional $200 million of stock. Today, a total of $298.1 million is available for repurchases under the company's program.

Repurchases under the Share Repurchase Program may be made at management's discretion from time to time on the open market or through privately negotiated transactions. The Share Repurchase Program has no time limit and may be suspended for periods or discontinued at any time. Any shares acquired will be available for general corporate purposes, including supporting employee stock plans, funding acquisitions, and minimizing dilution from stock issuances.

Use of Non-GAAP and Currency-Neutral Reporting

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, gains and losses from change in fair market value of equity securities and loan receivable, gains and losses on equity-method investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, professional fees for assistance with the transaction; valuation or integration costs; changes in the fair value of contingent consideration, gain or loss on settlement of pre-existing relationships with the acquired entity; or adjustments to purchase price. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our ongoing business.

Restructuring, impairment charges, and gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses on equity-method investments: we incur restructuring and impairment charges on individual or groups of employed assets and charges and benefits arising from gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses on equity-method investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our ongoing operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters because we do not believe they are reflective of ongoing business and operating results.

Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

Percentage sales growth in currency-neutral amounts are calculated by translating prior period sales in each local currency using the current period’s monthly average foreign exchange rates for that currency and comparing that to current period sales.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Conference Call and Webcast
Bio-Rad’s management will discuss the second quarter ended June 30, 2022 results in a conference call at 3 PM Pacific Time (6 PM Eastern Time) on July 28, 2022. To participate, call 844-200-6205 within the U.S. or +1 929-526-1599 outside the U.S., access code: 715914. A live webcast of the conference call will also be available in the "Investor Relations" section of the company’s website under "Events & Presentations" at investors.bio-rad.com. A replay of the webcast will be available for up to a year.

BIO-RAD and DROPLET DIGITAL PCR are trademarks of Bio-Rad Laboratories, Inc. in certain jurisdictions.

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) is a global leader in developing, manufacturing, and marketing a broad range of innovative products for the life science research and clinical diagnostic markets. With 70 years of focus on quality and customer service, our products advance the scientific discovery process and improve healthcare. Our customers are universities, research institutions, hospitals, biotechnology and pharmaceutical companies, as well as public health and commercial laboratories including food safety and environmental quality testing facilities. Based in Hercules, California, Bio-Rad has a global network of operations with approximately 7,900 employees worldwide and $2.9 billion in revenues in 2021. For more information, please visit bio-rad.com.

Forward-Looking Statements

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results; in looking to the second half of the year, expecting the supply chain constraints to continue; remaining on track to achieve our full-year 2022 financial outlook; and for the full-year 2022, anticipating non-GAAP currency-neutral revenue growth to be at the high end of the prior 1.0 to 2.0 percent guidance, with Covid-related revenue expected to be about $93 million versus approximately $70 million previously, and continuing to anticipate non-GAAP operating margin of approximately 19.0 percent. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "anticipate," "estimate," "expect," "continue," "believe," "will," "project," "assume," "may," "intend," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include the duration, severity and impact of the COVID-19 pandemic, global economic conditions, supply chain issues, foreign currency exchange fluctuations, our ability to develop and market new or improved products, our ability to compete effectively, reductions in government funding or capital spending of our customers, international legal and regulatory risks, product quality and liability issues, our ability to integrate acquired companies, products or technologies into our company successfully, changes in the healthcare industry, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contact:
Edward Chung, Investor Relations
510-741-6104
ir@bio-rad.com

Media Contact:
Anna Gralinska Schram, Corporate Communications
510-741-6643
cc@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income (Loss)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net sales	$691,099	$715,931	$1,391,161	$1,442,727
Cost of goods sold	295,118	314,333	591,620	640,502
Gross profit	395,981	401,598	799,541	802,225
Selling, general and administrative expense	208,730	213,425	406,324	439,278
Research and development expense	67,034	63,391	129,577	137,303
Income from operations	120,217	124,782	263,640	225,644
Interest expense	10,720	363	14,768	761
Foreign currency exchange (gains) losses, net	897	(1,761)	(1,231)	(1,690)
(Gains) losses from change in fair market value of equity securities and loan receivable	1,338,190	(1,030,691)	5,883,307	(2,210,094)
Other (income) expense, net	(6,710)	96	(39,307)	(17,311)
Income (loss) before income taxes	(1,222,880)	1,156,775	(5,593,897)	2,453,978
Benefit from (provision for) income taxes	295,696	(242,661)	1,297,100	(562,450)
Net income (loss)	$(927,184)	$914,114	$(4,296,797)	$1,891,528

Basic earnings (loss) per share:
Net income (loss) per basic share	$(31.12)	$30.71	$(143.88)	$63.49
Weighted average common shares - basic	29,794	29,764	29,863	29,793

Diluted earnings (loss) per share:
Net income (loss) per diluted share	$(31.12)	$30.32	$(143.88)	$62.70
Weighted average common shares - diluted	29,794	30,148	29,863	30,167

Note: As a result of the net loss for the three and six months ended June 30, 2022, all potentially issuable common shares have been excluded from the diluted shares used in the computation of earnings per share as their effect was anti-dilutive.

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2022	December 31, 2021
	(Unaudited)
Current assets:
Cash and cash equivalents	$596,584	$470,783
Short-term investments	1,376,635	404,695
Accounts receivable, net	450,324	423,537
Inventories, net	657,130	572,239
Other current assets	169,024	117,834
Total current assets	3,249,697	1,989,088

Property, plant and equipment, net	471,321	490,952
Operating lease right-of-use assets	185,150	204,798
Goodwill, net	347,323	347,343
Purchased intangibles, net	239,747	253,939
Other investments	8,088,002	14,387,006
Other assets	100,886	102,669
Total assets	$12,682,126	$17,775,795

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$338,890	$418,927
Current maturities of long-term debt	466	489
Income and other taxes payable	25,908	46,299
Other current liabilities	248,450	215,223
Total current liabilities	613,714	680,938

Long-term debt, net of current maturities	1,196,943	10,514
Other long-term liabilities	1,948,872	3,417,209
Total liabilities	3,759,529	4,108,661

Total stockholders’ equity	8,922,597	13,667,134
Total liabilities and stockholders’ equity	$12,682,126	$17,775,795

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2022	2021
Cash flows from operating activities:
Cash received from customers	$1,323,873	$1,456,601
Cash paid to suppliers and employees	(1,201,166)	(1,131,533)
Interest paid, net	(440)	(1,536)
Income tax payments, net	(86,155)	(77,573)
Other operating activities	60,401	22,275
Net cash provided by operating activities	96,513	268,234
Cash flows from investing activities:
Payments for purchases of marketable securities and investments	(1,478,432)	(255,277)
Other investing activities	425,060	106,673
Net cash used in investing activities	(1,053,372)	(148,604)
Cash flows from financing activities:
Proceeds from issuance of Notes, net of debt financing costs	1,186,220	—
Payments on long-term borrowings	(254)	(1,523)
Other financing activities	(116,999)	(42,959)
Net cash provided by (used in) financing activities	1,068,967	(44,482)
Effect of foreign exchange rate changes on cash	13,666	(5,102)
Net increase in cash, cash equivalents and restricted cash	125,774	70,046
Cash, cash equivalents and restricted cash at beginning of period	471,133	667,115
Cash, cash equivalents and restricted cash at end of period	$596,907	$737,161

Reconciliation of net income (loss) to net cash provided by operating activities:
Net income (loss)	$(4,296,797)	$1,891,528
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	64,625	66,388
Reduction in the carrying amount of right-of-use assets	20,008	19,556
(Gains) losses from change in fair market value of equity securities and loan receivable	5,883,307	(2,210,094)
Changes in working capital	(243,442)	(61,418)
Other	(1,331,188)	562,274
Net cash provided by operating activities	$96,513	$268,234

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In thousands, except per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; gains and losses from change in fair market value of equity securities and loan receivable; gains and losses on equity-method investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

	Three Months Ended		Three Months Ended		Six Months Ended		Six Months Ended
	June 30, 2022	% of revenue	June 30, 2021	% of revenue	June 30, 2022	% of revenue	June 30, 2021	% of revenue

GAAP cost of goods sold	$295,118		$314,333		$591,620		$640,502
Amortization of purchased intangibles	(4,450)		(4,640)		(8,911)		(9,225)
Legal settlements	—		—		—		536
Restructuring benefits (costs)	—		(1,209)		(3)		(25,189)
Non-GAAP cost of goods sold	$290,668		$308,484		$582,706		$606,624

GAAP gross profit	$395,981	57.3%	$401,598	56.1%	$799,541	57.5%	$802,225	55.6%
Amortization of purchased intangibles	4,450		4,640		8,911		9,225
Legal settlements	—		—		—		(536)
Restructuring (benefits) costs	—		1,209		3		25,189
Non-GAAP gross profit	$400,431	57.9%	$407,447	56.9%	$808,455	58.1%	$836,103	58.0%

GAAP selling, general and administrative expense	$208,730	$213,425	$406,324	$439,278
Amortization of purchased intangibles	(1,841)	(2,355)	(3,690)	(4,710)
Legal matters	(875)	(8,761)	(2,068)	(13,176)
Acquisition related benefits (costs)	—	40	—	40
Restructuring benefits (costs)	(19)	6,929	(163)	(27,806)
Other non-recurring items (2)	(2,521)	—	(5,330)	—
Non-GAAP selling, general and administrative expense	$203,474	$209,278	$395,073	$393,626

GAAP research and development expense	$67,034	$63,391	$129,577	$137,303
Restructuring benefits (costs)	62	2,061	165	(14,789)
Non-GAAP research and development expense	$67,096	$65,452	$129,742	$122,514

GAAP income from operations	$120,217	17.4%	$124,782	17.4%	$263,640	19.0%	$225,644	15.6%
Legal settlements	—		—		—		(536)
Amortization of purchased intangibles	6,291		6,995		12,601		13,935
Legal matters	875		8,761		2,068		13,176
Acquisition related (benefits) costs	—		(40)		—		(40)
Restructuring (benefits) costs	(43)		(7,781)		1		67,784
Other non-recurring items (2)	2,521		—		5,330		—
Non-GAAP income from operations	$129,861	18.8%	$132,717	18.5%	$283,640	20.4%	$319,963	22.2%

GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$1,338,190	$(1,030,691)	$5,883,307	$(2,210,094)
Gains (losses) from change in fair market value of equity securities and loan receivable	(1,338,190)	1,030,691	(5,883,307)	2,210,094
Non-GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$—	$—	$—	$—

GAAP other (income) expense, net	$(6,710)	$96	$(39,307)	$(17,311)
Gains (losses) on equity-method investments	(1,633)	(1,840)	(2,623)	(3,680)
Other non-recurring items (3)	1,360	—	1,360	—

Non-GAAP other (income) expense, net	$(6,983)	$(1,744)	$(40,570)	$(20,991)

GAAP income (loss) before income taxes	$(1,222,880)	$1,156,775	$(5,593,897)	$2,453,978
Legal settlements	—	—	—	(536)
Amortization of purchased intangibles	6,291	6,995	12,601	13,935
Legal matters	875	8,761	2,068	13,176
Acquisition related (benefits) costs	—	(40)	—	(40)
Restructuring (benefits) costs	(43)	(7,781)	1	67,784
(Gains) losses from change in fair market value of equity securities and loan receivable	1,338,190	(1,030,691)	5,883,307	(2,210,094)
(Gains) losses on equity-method investments	1,633	1,840	2,623	3,680
Other non-recurring items (2) (3)	1,161	—	3,970	—
Non-GAAP income before income taxes	$125,227	$135,859	$310,673	$341,883

GAAP benefit from (provision for) income taxes	$295,696	$(242,661)	$1,297,100	$(562,450)
Income tax effect of non-GAAP adjustments (1)	(319,518)	213,387	(1,357,228)	484,523
Non-GAAP provision for income taxes	$(23,822)	$(29,274)	$(60,128)	$(77,927)

GAAP net income (loss)	$(927,184)	(134.2)%	$914,114	127.7%	$(4,296,797)	(308.9)%	$1,891,528	131.1%
Legal settlements	—		—		—		(536)
Amortization of purchased intangibles	6,291		6,995		12,601		13,935
Legal matters	875		8,761		2,068		13,176
Acquisition related (benefits) costs	—		(40)		—		(40)
Restructuring (benefits) costs	(43)		(7,781)		1		67,784
(Gains) losses from change in fair market value of equity securities and loan receivable	1,338,190		(1,030,691)		5,883,307		(2,210,094)
(Gains) losses on equity-method investments	1,633		1,840		2,623		3,680
Other non-recurring items (2) (3)	1,161		—		3,970		—
Income tax effect of non-GAAP adjustments (1)	(319,518)		213,387		(1,357,228)		484,523
Non-GAAP net income	$101,405	14.7%	$106,585	14.9%	$250,545	18.0%	$263,956	18.3%

GAAP diluted income (loss) per share	$(31.12)	$30.32	$(143.88)	$62.70
Legal settlements	—	—	—	(0.02)
Amortization of purchased intangibles	0.21	0.23	0.42	0.46
Legal matters	0.03	0.29	0.07	0.44
Restructuring (benefits) costs	—	(0.26)	—	2.25
(Gains) losses from change in fair market value of equity securities and loan receivable	44.56	(34.19)	195.40	(73.26)
(Gains) losses on equity-method investments	0.05	0.06	0.09	0.12
Other non-recurring items (2) (3)	0.04	—	0.13	—
Income tax effect of non-GAAP adjustments (1)	(10.64)	7.09	(45.08)	16.06
Add back anti-dilutive shares	0.25	—	1.17	—
Non-GAAP diluted income per share	$3.38	$3.54	$8.32	$8.75

GAAP diluted weighted average shares used in per share calculation	29,794	30,148	29,863	30,167
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	238	—	246	—
Non-GAAP diluted weighted average shares used in per share calculation	30,032	30,148	30,109	30,167

Reconciliation of Net income (loss) to adjusted EBITDA:
GAAP net income (loss)	$(927,184)	(134.2)%	$914,114	127.7%	$(4,296,797)	(308.9)%	$1,891,528	131.1%
Interest expense	10,720		363		14,768		761
(Benefit from) provision for income taxes	(295,696)		242,661		(1,297,100)		562,450
Depreciation and amortization	32,611		33,652		64,625		66,388
Foreign currency exchange (gains) losses, net	897		(1,761)		(1,231)		(1,690)
Other (income) expense, net	(6,710)		96		(39,307)		(17,311)
(Gains) losses from change in fair market value of equity securities and loan receivable	1,338,190		(1,030,691)		5,883,307		(2,210,094)
Dividend from Sartorius AG	—		—		31,586		18,991
Legal settlements	—		—		—		(536)
Legal matters	875		8,761		2,068		13,176
Acquisition related (benefits) costs	—		(40)		—		(40)
Restructuring (benefits) costs	(43)		(7,781)		1		67,784
Other non-recurring items (2)	2,521		—		5,330		—
Adjusted EBITDA	$156,181	22.6%	$159,374	22.3%	$367,250	26.4%	$391,407	27.1%

(1) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

(2) Incremental costs to comply with the European Union's In Vitro Diagnostics Regulation ("IVDR") for previously approved products.

(3) Gain from a release of an escrow for the sale of a division in 2020.

2022 Financial Outlook

Forecasted non-GAAP operating margin excludes 86 basis points related to amortization of purchased intangibles. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities.